UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2024

Repare Therapeutics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Québec	001-39335	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7171 Frederick-Banting, Building 2, Suite 270 St-Laurent, Québec, Canada	H4S 1Z9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 412-7018

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common shares, no par value	RPTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Departure of Director

On April 24, 2024, Todd Foley notified the board of directors (the “Board”) of Repare Therapeutics, Inc. (the “Company”) of his decision not to stand for re-election as a Class I director following the end of his current term on June 17, 2024 (the “2024 Annual Meeting Date”). Mr. Foley is an independent Class I director and a member of the Audit Committee of the Board. Mr. Foley indicated that his decision not to stand for re-election was not a result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Appointment of Director

On April 25, 2024, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Steven H. Stein, M.D. to serve as a Class II director of the Company, effective as of the Annual Meeting Date. Dr. Stein will serve for a term expiring at the Company’s 2025 Annual Meeting of Shareholders, and until his successor has been duly elected and qualified, or if sooner, until his death, resignation or removal. In addition, the Board also appointed Dr. Stein to serve as a member of the Science & Technology Committee of the Board.

Dr. Stein, age 57, currently serves as the Chief Medical Officer of Incyte Corporation, a position he has held since March 2015. At Incyte, he leads all medical and scientific activities involving clinical development, clinical operations, pharmacovigilance, clinical pharmacology, scientific communications and medical affairs. Prior to joining Incyte, from May 2011 to February 2015, Dr. Stein served as the Senior Vice President and Head of U.S. Clinical Development and Medical Affairs at Novartis Oncology. Prior to then, he was employed by GlaxoSmithKline from February 2004 to April 2011, serving first as its Head of Medicines Development for Hematology and Supportive Care and then as its Vice President, Global Oncology, Clinical Development. Dr. Stein also previously served on the board of directors of Kura Oncology, Inc. from 2017 until May 2023. Dr. Stein earned his MBBCH from the University of Witwatersrand in Johannesburg, South Africa. He has authored more than 100 scientific papers and presentations and is an Adjunct Assistant Professor in the School of Medicine, University of Pennsylvania. Dr. Stein is also an active member of several professional and scientific societies and academic committees.

Dr. Stein will be compensated in accordance with the Company’s non-employee director compensation policy as described in the Company’s definitive proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on April 26, 2024, including an option grant to purchase 54,400 of the Company’s common shares, with a grant date of the 2024 Annual Meeting Date.

The Company also intends to enter into a standard form of indemnification agreement with Dr. Stein in connection with his appointment to the Board, the form of which was previously filed by the Company as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-238822), initially filed with the Securities and Exchange Commission on May 29, 2020.

There is no arrangement or understanding between Dr. Stein and any other person pursuant to which Dr. Stein was selected as a director of the Company, and there is no family relationship between Dr. Stein and any of the Company’s other directors or executive officers. Dr. Stein does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On April 26, 2024, the Company issued a press release announcing the director changes discussed under Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 26, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPARE THERAPEUTICS INC.

By:	/s/ Lloyd M. Segal
Lloyd M. Segal President and Chief Executive Officer

Dated: April 26, 2024